                                                                      EXHIBIT 12

                       K N ENERGY, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                      NINE
                                     MONTHS
                                      ENDED                     YEARS ENDED DECEMBER 31,
                                  SEPTEMBER 30,   ----------------------------------------------------
                                      1997          1996       1995       1994       1993       1992
                                  -------------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Earnings:
  Income From Continuing
     Operations per Statements
     of Income..................    $ 49,038      $ 63,819   $ 52,522   $ 15,321   $ 30,869   $ 36,342
  Add:
     Interest and Debt
       Expense..................      36,926        37,760     34,316     32,009     31,478     27,608
     Income Taxes...............      25,488        35,897     29,050      9,500     18,599     20,068
     Portion of Rents
       Representative of the
       Interest Factor..........      13,928         7,417      5,082      3,492      2,863      1,901
                                    --------      --------   --------   --------   --------   --------
     Income as Adjusted.........    $125,380      $144,893   $120,970   $ 60,322   $ 83,809   $ 85,919
                                    ========      ========   ========   ========   ========   ========
Fixed Charges:
  Interest and Debt Expense per
     Statements of Income
     (Includes Amortization of
     Debt Discount, Premium and
     Expense)...................    $ 30,991      $ 35,933   $ 34,211   $ 31,815   $ 30,909   $ 27,090
  Add:
     Interest Capitalized.......       5,935         1,827        105        338        965        842
     Portion of Rents
       Representative of the
       Interest Factor..........      13,928         7,417      5,082      3,492      2,863      1,901
     Preferred Stock Dividends
       of Subsidiary............          --            --         --         --         69      3,084
                                    --------      --------   --------   --------   --------   --------
     Fixed Charges..............    $ 50,854      $ 45,177   $ 39,398   $ 35,645   $ 34,806   $ 32,917
                                    ========      ========   ========   ========   ========   ========
Ratio of Earnings to Fixed
  Charges.......................        2.47          3.21       3.07       1.69       2.41       2.61
                                    ========      ========   ========   ========   ========   ========
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